Exhibit 8.1

May 15, 2012

Cedar Realty Trust, Inc.

44 South Bayles Avenue

Port Washington, New York 11050

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax considerations in connection with the offering by Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), of shares of its 7.25% Series B Cumulative Redeemable Preferred Stock (the “Preferred Stock”), pursuant to a registration statement on Form S-3 (File No. 333-179956) filed with the Securities and Exchange Commission and effective on May 2, 2012 (the “Registration Statement”) as described in the Prospectus Supplement dated May 15, 2012 (the “Prospectus Supplement” and, together with the Prospectus dated May 2, 2012, the “Prospectus”). All capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Underwriting Agreement dated May 15, 2012, by and among the Company, Cedar Realty Trust Partnership, L.P. (the “Operating Partnership”) and MLV & Co. LLC, as Representative of the several Underwriters.

In rendering the opinions expressed herein, we have examined and, with your consent, relied upon the following: (i) the Registration Statement and the Prospectus; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Agreement of Limited Partnership of Cedar Realty Trust Partnership, L.P., as amended and (iv) such other documents, records and instruments as we have deemed necessary or relevant for the purpose of this opinion. We have also reviewed the memorandum drafted by FTI Consulting and dated November 8, 2011 analyzing whether the Company’s property sales in 2011 constituted prohibited transactions. In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of an officer of the Company (the “Officer’s Certificate”) relating to, among

May 15, 2012

other things, the actual and proposed operations of the Company and the entities in which it holds, or has held, a direct or indirect interest. For purposes of our opinion, we have not made an independent investigation of all of the facts, representations and covenants set forth in the Officer’s Certificate or in any other document. In particular, we note that the Company has engaged in, and may in the future engage in, transactions in connection with which we have not provided legal advice, have not reviewed, and of which we may be unaware. We have, therefore, assumed and relied on the Company’s representations that the information, statements and descriptions of the Company’s and the Operating Partnership’s businesses, properties, and activities (including as they relate to entities in which the Company holds, or has held, a direct or indirect interest) as described in the Officer’s Certificate furnished to us, accurately and completely describe all material facts relevant to our opinion, and that the Company, the Operating Partnership, and the entities in which the Company holds, or has held, a direct or indirect interest at all times have been and will be organized and operated in accordance with the terms of their governing documents. We have assumed that any representations in the Officer’s Certificate are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such representations. Any material change or inaccuracy in the facts referred to, set forth, or assumed in or for the purposes of the Officer’s Certificate or in any other documents referred to above may affect our conclusions set forth herein.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy of all representations, warranties and written statements.

Based upon and subject to the foregoing, we are of the following opinions:

1.	Commencing with its taxable year ended December 31, 1998, the Company has been operated in conformity with the requirements for qualification as a real estate investment trust under the Code, and its actual method of operation from January 1, 2012 through the date of the opinion and its proposed method of operation, as described in the Registration Statement, the General Disclosure Package and the Prospectus and as represented by the Company, will enable the Company to continue to so qualify for its taxable years ending December 31, 2012 and thereafter.

May 15, 2012

2.	The information in the Prospectus Supplement under “Material Federal Income Tax Considerations,” to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions is correct in all material respects.

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Moreover, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet – through actual annual operating results – the requirements under the Code regarding income, distributions, and diversity of stock ownership. Because the Company’s satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a real estate investment trust under the Code.

This opinion is furnished to you solely for use in connection with the offering of the Preferred Stock pursuant to the Prospectus. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Prospectus and to the use of our name under the caption “Material Federal Income Tax Considerations.”

We express no opinion as to any federal income tax issues or other matter except those set forth or confirmed above.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP